UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Maxwell Technologies, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAXWELL TECHNOLOGIES, INC.
SUPPLEMENTAL TO THE PROXY STATEMENT FOR THE
2016 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 15, 2016

This Supplement dated May 25, 2016 amends and supplements the Proxy Statement of Maxwell Technologies, Inc. (“we”, “our” or the “Company”) dated April 29, 2016 (the “Proxy Statement”) with the following information:

Appointment of Proxy Solicitor
We have engaged MacKenzie Partners, Inc., an independent proxy solicitation firm, to assist in soliciting proxies personally, electronically or by telephone.  We have agreed to pay MacKenzie a fee of approximately $10,000, plus reasonable costs and expenses, for these services.  We bear all proxy solicitation costs.  We have also agreed to indemnify MacKenzie and its employees against certain liabilities arising from or in connection with the engagement.

Vote Required
This Supplement also clarifies the voting standard applicable to Proposal 3-“Approval of an Amendment to the Company’s Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock.” The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock will be required to approve the amendment to the Company’s Restated Certificate of Incorporation.

Important Information
The Company advises its stockholders to read the Proxy Statement, as amended or supplemented, because it contains important information. Stockholders may obtain a free copy of the Proxy Statement, as amended or supplemented, and other documents that the Company files with the Securities and Exchange Commission (“SEC”) at the SEC’s website at www.sec.gov. The Proxy Statement, as amended or supplemented, and these other documents may also be obtained for free from the Company by directing a written request to our Corporate Secretary at Maxwell Technologies, Inc., 3888 Calle Fortunada, San Diego, California 92123.